UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 20, 2014

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INTEL CORPORATION
(Exact name of registrant as specified in its charter)

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Delaware	000-06217	94-1672743
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 Mission College Blvd., Santa Clara, California 95054-1549

(Address of principal executive offices) (Zip Code)

(408) 765-8080

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)           Election of New Director.

On June 20, 2014, the company's Board of Directors elected Aneel Bhusri as a member of the Board, effective June 20, 2014. Mr. Bhusri has not been appointed to any Board Committees at this time.

Mr. Bhusri co-founded Workday, Inc. in 2005, and serves as Workday’s chief executive officer and as a member of Workday’s board of directors. Mr. Bhusri served as co-chief executive officer of Workday from 2009 to May 2014 and as chairman from 2012 until May 2014. In addition, Mr. Bhusri is a partner of Greylock Partners, a venture capital investment firm.

Mr. Bhusri will receive the standard compensation amounts payable to non-employee directors of the company. Pursuant to these arrangements, commencing in July 2014 Mr. Bhusri will be paid an annual retainer of $90,000 (in addition to any committee fees) and in July 2014 he will be granted non-employee director Outperformance restricted stock units (OSUs) and Restricted stock units (RSUs) with a market value on the grant date of approximately $220,000. Any shares earned under the OSUs will vest in full on the 36-month anniversary of the grant date and shares subject to the RSUs will vest ratably on each of the first three anniversaries of the grant date, in each case subject to continued service as a director. Mr. Bhusri and the company will also enter into the company's standard form of directors' indemnification agreement, a copy of which is set forth as Exhibit 10.1 to this Form 8-K, pursuant to which the company agrees to indemnify its directors to the fullest extent permitted by applicable law and subject to certain conditions to advance expenses in connection with proceedings as described in the indemnification agreement.

Item 7.01                      Regulation FD Disclosure.

The company's press release announcing the election of Mr. Bhusri is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits.

The following exhibit is furnished as part of this Report:

Exhibit Number	Description
10.1	Form of Indemnification Agreement Used for Directors and Executive Officers on or after November 16, 2009
99.1	Press Release dated June 23, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEL CORPORATION (Registrant)
/s/ Cary I. Klafter
Date: June 23, 2014	Cary I. Klafter Corporate Secretary